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EXHIBIT 21

Wholly-Owned United States Subsidiaries of the Company	State of Incorporation
Industrial Systems Associates, Inc.	Pennsylvania
Strategic Distribution Canada Holdings, Inc. (wholly-owned subsidiary of Industrial Systems Associates, Inc.)	Delaware
American Technical Services Group, Inc.	Delaware
National Technical Services Group, Inc. (wholly-owned subsidiary of American Technical Services Group, Inc.)	Delaware
Strategic Supply, Inc.	Delaware
Coulson Technologies, Inc. (wholly-owned subsidiary of Strategic Supply, Inc.)	Delaware
FastenMaster Corporation, Inc. (wholly-owned subsidiary of Strategic Supply, Inc.)	Delaware
Wholly-Owned Foreign Subsidiaries	Country
Strategic Distribution Services De Mexico, S. A. De C. V. (subsidiary of the Company)	Mexico
Strategic Distribution Marketing De Mexico, S. A. De C. V. (subsidiary of the Company)	Mexico
Strategic Distribution (Canada) Company (subsidiary of Strategic Distribution Canada Holdings, Inc.)	Canada

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  EXHIBIT 21